STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT dated as of October 10, 2003, between Mafco Holdings Inc., a Delaware corporation ("Buyer"), and Cirmatica Gaming, S.A., a Spanish corporation ("Seller").

                  WHEREAS, Seller currently owns 1,200,327 shares of Series A Convertible Preferred Stock, par value $1.00 (the "Series A Shares") of Scientific Games Corporation, a Delaware corporation (the "Company"), and 1,097.664 shares of Series B Preferred Stock, par value $1.00, of the Company (the "Series B Shares" and, together with the Series A Shares, the "Shares"));

                  WHEREAS, (i) Seller, the Company and certain other parties have previously entered into a Preferred Stock Purchase Agreement, dated as of September 6, 2000, that provided for the purchase of, and certain continuing rights and obligations of the parties with respect to, the Series A Shares (the "Original Purchase Agreement"), (ii) Seller, the Company and certain other parties have previously entered into a Stockholders' Agreement dated as of September 6, 2000 (the "Original Stockholders' Agreement"), and Seller and the Company have previously entered into a Supplemental Stockholders' Agreement, dated as of June 26, 2002 (the "Supplemental Stockholders' Agreement," and, together with the Original Stockholders' Agreement, the "Stockholders' Agreement"), that provide for certain continuing rights and obligations of the parties with respect to the Shares, and (iii) Seller and certain other parties have previously entered into a Voting Agreement dated as of September 6, 2000 (the "Voting Agreement" and, together with the Original Purchase Agreement and the Stockholders' Agreement, the "Existing Agreements"), that provides for certain voting rights of Seller with respect to the Series A Shares;

                  WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, (i) the Shares and (ii) such additional Series A Shares which accrue, are paid or payable on, or received or receivable with respect to, the Shares following September 30, 2003 until the Closing Date (the "Dividend Shares" and, collectively with the Shares, the "Securities"); and

                  WHEREAS, the Board of Directors of the Company has approved the purchase by Buyer from Seller of the Securities, upon the terms hereinafter set forth.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE I.
                                  THE PURCHASE

        Section 1.1 Purchase and Sale of the Securities. Upon the terms and subject to the conditions herein, Seller agrees to sell, transfer, assign and convey to Buyer, and Buyer agrees to purchase from Seller, on the Closing Date (as defined in Section 2.1), the Securities for the Purchase Price (as defined in Section 1.2).

        Section 1.2     Purchase Price.


        (a) Purchase Price. The "Purchase Price" shall be equal to the sum of
(i) $1,098 and (ii) the product of (x) the number of Securities owned by Seller on the Closing Date, exclusive of all Series B Shares, (y) 17.9856 and (z) the Common Share Price.

        (b) Common Share Price. The "Common Share Price" shall be equal to the greater of (i) $9.00 or (ii) 75% of the arithmetic average (rounded to the nearest 1/10,000) of the daily volume-weighted average prices of the Company's Class A common stock (the "Common Stock"), on the NASDAQ National Market, calculated as of 4:00 p.m. Eastern Time and as reported by Bloomberg, L.P. or such other source as the parties hereto shall agree upon in writing, for the 30 consecutive trading days immediately preceding the trading day before the Closing Date (the "Valuation Period"); provided that the amount in this clause
(ii) shall not exceed $9.15.

                                  ARTICLE II.
                               CLOSING; CONDITIONS

        Section 2.1 Closing. The closing of the purchase and sale of the Securities (the "Closing") shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, as soon as practicable, but in no event later than 3 business days after the conditions described in
Section 2.2 are satisfied (or waived by the parties entitled to waive them) or at such other time or place as may be mutually agreed to by the parties hereto. The actual date on which the Closing shall occur is herein referred to as the "Closing Date." At the Closing, (i) Buyer shall deliver to Seller, by wire transfer to a bank account designated by Seller to Buyer not later than the close of business on the second business day immediately preceding the Closing Date, immediately available funds in an amount equal to the Purchase Price and
(ii) Seller shall deliver to Buyer or Buyer's designee certificates representing the Securities, duly endorsed in blank or accompanied by stock powers duly endorsed in blank. Buyer shall pay all stock transfer and documentary stamps, if any, arising under the laws of any U.S. jurisdiction and Seller shall pay all stock transfer and documentary stamps, if any, arising under the laws of any European jurisdiction.

        Section 2.2 Conditions to Closing. (a) Buyer's Obligations. The obligations of Buyer to purchase the Securities and to pay the Purchase Price are subject to the satisfaction prior to or at the Closing (or the waiver of same by Buyer) of each of the following conditions precedent:

                (i) Each of the representations and warranties made by Seller in Section 3.1 shall have been true and correct when made and shall be true and correct at the Closing Date as though each such representation and warranty were made on and as of the Closing Date immediately prior to the Closing.

                (ii) Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

                (iii) Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by one of its duly authorized officers confirming the matters referred to in subsections (i) and (ii) of this
        Section 2.2(a).

                (iv) Seller shall have delivered to Buyer an Assignment in the form attached hereto as Annex A assigning to Buyer all of Seller's rights and obligations under the Existing Agreements and a Release in the form attached hereto as Annex B for the benefit of Buyer and the other parties indicated therein.

                (v) No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or legal prohibition (except for the extensions and approvals referenced in Sections 2 and 3 of Annex C attached hereto and any other orders, extensions, approvals or other forms of consent that Buyer is required to obtain from any gaming authority in order to consummate the transactions contemplated hereby (the "Gaming Approvals")) preventing the consummation of the Closing shall be in effect.

                (vi) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") applicable to the transactions contemplated hereby shall have expired or been terminated and either (x) the Gaming Approvals shall have been received or (y)
        11.59 p.m. on December 5, 2003 shall have passed (it being understood that after 11.59 p.m. on December 5, 2003, Buyer's obligation to close the transactions contemplated hereby shall not be conditioned upon receipt of the Gaming Approvals).

        (b) Seller's Obligations. The obligations of Seller to sell, transfer, assign and convey the Securities to Buyer are subject to the satisfaction prior to or at the Closing (or waiver by Seller) of each of the following conditions:

                (i) Each of the representations and warranties made by Buyer in Section 3.2 shall have been true and correct when made and shall be true and correct on the Closing Date as though each such representation and warranty were made on and as of the Closing Date immediately prior to the Closing.

                (ii) Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or before the Closing.

                (iii) Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by one of its duly authorized officers confirming the matters referred to in subsections (i) and (ii) of this
        Section 2.2(b).

                (iv) No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or legal prohibition (except for the Gaming Approvals) preventing the consummation of the Closing shall be in effect.

                (v) A Release in the form set forth on Annex D shall have been delivered to Seller for the benefit of Seller and the other parties indicated therein.

                (vi) The waiting period under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

                (vii) The Company shall have delivered to Seller the Release required by the letter agreement between the Company and Seller of even date herewith.

                                  ARTICLE III.
                          REPRESENTATION AND WARRANTIES

        Section 3.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

        (a) Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of Spain.

        (b) Authorization; Enforcement. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms. Seller has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and legally binding obligation of Seller, enforceable in accordance with its terms.

        (c) No Conflicts. The execution and delivery by Seller of this Agreement do not, and, assuming receipt of the extensions and approvals listed on Annex C hereto (the "Approvals"), the performance by Seller of its obligations under this Agreement and the consummation by Seller of the transactions contemplated hereby will not, conflict with, result in any violation of, or constitute a default (with or without notice or lapse of time, or both) or give any person the right to exercise any remedy under, any organizational document of Seller or any mortgage, indenture, lease or other agreement or instrument to which Seller is a party, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation having application to Seller or any of its subsidiaries or any of their respective properties or assets, except for such conflicts which would not (i) have a material adverse effect on the ability of Seller to enter into and perform its obligations under this Agreement or (ii) result in any Lien (as that term is defined in Section 3.1(e) below) with respect to any Securities.

        (d) No Consents or Approvals. Other than the Approvals, and assuming the truth and completeness of the representations and warranties of Buyer contained in Section 3.2 hereof, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, other than (i) such filings under the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby, (ii) certain filings with State regulatory authorities that Seller, its affiliates and representatives are required to make after the consummation by Seller of the transactions contemplated hereby, (iii) certain filings with European antitrust authorities, and (iv) consents the failure of which to obtain would not have a material adverse effect on the ability of Seller to enter into and perform its obligations under this Agreement.

        (e) Ownership. (i) Seller has valid, legal, beneficial and record title to 1,200,327 Series A Shares and to 1,097.664 Series B Shares, and, following valid authorization and issuance to it of any additional Dividend Shares, will have valid, legal, beneficial and record title to such Dividend Shares, and (ii) upon the Closing Buyer will have or will be entitled to have valid, legal, beneficial and record title to all of the Securities, in each case free and clear of any liens, charges, encumbrances, security interests, pledges, options, rights, voting proxies, other voting arrangements, agreements to sell, assign or transfer or other claims whatsoever (collectively, "Liens"), other than under this Agreement, the Stockholders' Agreement, the Voting Agreement and the Certificates of Designation governing the Series A Shares and Series B Shares. To Seller's knowledge, Seller is not in breach of any of the Existing Agreements.

        (f) Possession of Adequate Knowledge. Seller possesses such information concerning the Company and its business as it deems necessary in order to evaluate the merits of the transactions contemplated by this Agreement and is not relying on any representation or warranty in this regard by Buyer.

        (g) Advisers' Fees. There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

        Section 3.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

        (a) Corporate Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        (b) Authorization; Enforcement. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms. Buyer has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and legally binding obligation of Buyer, enforceable in accordance with its terms (assuming due authorization, execution and delivery hereof by the Company and Seller).

        (c) No Conflicts. The execution and delivery by Buyer of this Agreement do not, and, assuming receipt of the Approvals, the performance by Buyer of its obligations under this Agreement and the consummation by Buyer of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) or give any person the right to exercise any remedy under, any provision of the Certificate of Incorporation or By-laws of Buyer or any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its subsidiaries or any of their properties or assets, except for such conflicts which would not have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement.

        (d) No Consents or Approvals. Other than the Approvals, and assuming the truth and completeness of the representations and warranties of Seller contained in Section 3.1 hereof, no consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby other than
(i) such filings under the Exchange Act as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby,
(ii) certain filings with State regulatory authorities that Buyer, its affiliates and representatives are required to make after the consummation by Buyer of the transactions contemplated hereby, (iii) certain filings with European antitrust authorities, and (iv) consents the failure of which to obtain would not have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement.

        (e) No Reliance on Seller Representations. Buyer has relied on publicly available information concerning the Company and its business, and on its own due diligence investigations, in order to evaluate the merits of the transactions contemplated by this Agreement, and is not relying on any representation or warranty by Seller or any of its affiliates (other than the Company or its subsidiaries) regarding the Company or its business.

        (f) Advisers' Fees. There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

        (g) No Finance Condition. Buyer has access to and will have at the Closing sufficient funds to consummate the transactions contemplated by this Agreement and the availability of such funds is not subject to any conditions.

        (h) No Overlaps. Neither Buyer nor any Buyer Affiliate has any rights in any entity that would be required to be disclosed as part of a Hart-Scott-Rodino pre-merger notification which entity has any activities that would fall under the same North American Industry Classification System ("NAICS") 6 digit industry code as the Company, assuming that the Company is involved only in those activities identified by NAICS code on Annex E. For purposes hereof, "Affiliate" means any entity controlling, controlled by or under common control with Buyer.

        (i) No Distribution or Resale. Buyer represents that it is purchasing the Securities for its own account and not with a view to the distribution or resale thereof. Buyer understands that the Securities have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law.

                                   ARTICLE IV.
                                    COVENANTS

        Section 4.1 No Transfers, Conversions or Redemptions. Seller agrees that it shall not, prior to the Closing, directly or indirectly, (i) sell, assign, transfer or convey, or otherwise propose, offer or agree to sell, assign, transfer or convey, any interest in any Securities (other than pursuant to this Agreement), (ii) convert any Securities into shares of Common Stock or
(iii) grant or suffer to exist any Lien on any Securities owned by it (other than the Liens created by this Agreement and the Stockholders' Agreement).

        Section 4.2 Resignation of Seller Designees. Seller agrees that it shall cause each director of the Company who was designated by Seller to be elected to such directorship pursuant to the Stockholders' Agreement other than Peter Cohen (a "Seller Designee"), serving as a director of the Company on the Closing Date to resign immediately from such directorship, and to cooperate reasonably, if necessary and to the extent such Seller Designees are so empowered, so as to allow Buyer's nominees to fill the vacancies thereby created, in each case effective as of the Closing.

       Section 4.3      Assignment; Mutual Releases. At or prior to the Closing,
(a) Seller will take, or cause to be taken, all actions necessary or advisable to cause the condition set forth in Section 2.2(a)(iv) to be satisfied, (b) Seller will deliver to Buyer a release in the form of Annex B hereto, and (c) Buyer will deliver to Seller a release in the form of Annex D hereto.

       Section 4.4 Voting Rights. Between the date hereof and the Closing Date, except with the prior written consent of Buyer, Seller will (i) not enter into any agreement or understanding, or waive any rights, with respect to the Securities, (ii) vote the Securities so as to prevent the Company from taking any of the actions set forth in Section 6(c) of the Certificate of Designations governing the Series A Preferred or Section 6(b) of the Certificate of Designations governing the Series B Preferred, (iii) not agree to any amendment of any of the Existing Agreements, and (iv) not take any other action in its capacity as holder of the Securities that would reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, the rights of Buyer (including as a holder of the Securities) or the value of the Company or the Securities; provided, however, that nothing herein shall prevent the Seller Designees from exercising their fiduciary duties as directors of the Company. It is acknowledged and agreed that Seller is contemporaneously herewith entering into a letter agreement with the Company in the form attached hereto at
Exhibit I, which includes certain consents, including Seller's consent to the issuance of up to 10,000,000 new Common Shares (or securities convertible thereinto or convertible therefor) and a waiver of Seller's preemptive rights with respect to such issuance, and Buyer agrees to such consents and waivers.

        Section 4.5 Director Indemnification and Exculpation. For a period of not less than six (6) years after the Closing Date, Buyer shall, and Buyer shall cause any affiliates of Buyer that become holders of the Securities (or any other shares of capital stock of the Company) to, vote the Securities (and any other shares of capital stock of the Company that Buyer or such affiliate of Buyer may acquire) so as to prevent a change adverse to the Seller Designees in the Company's existing indemnification and exculpation provisions with respect to present and former directors of the Company for losses, claims, damages, expenses and liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Closing Date.

        Section 4.6     Certain Tax Matters. Prior to the Closing, Seller shall
(x) cause the Company to deliver to Buyer an affidavit, in form and substance reasonably acceptable to Buyer, duly executed and acknowledged, certifying facts that would exempt the transactions contemplated hereby from the provisions of the Foreign Investment in Real Property Tax Act of 1980 (a "FIRPTA Certificate") and (y) deliver to Buyer a duly executed IRS Form W-8BEN (a "Form W-8"); provided, however, that notwithstanding anything to the contrary contained herein, if Seller fails to cause the Company to provide a FIRPTA Certificate or fails to provide a Form W-8, (A) Buyer shall be entitled to withhold from the Purchase Price any amounts required to be withheld pursuant to applicable law and (B) to the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

        Section 4.7 No Manipulation. During the Valuation Period, neither Seller nor Buyer shall, directly or indirectly through its affiliates (which term shall not be deemed to include the Company for this purpose), agents or representatives, purchase or sell any Common Stock or any other security or instrument exercisable, convertible or exchangeable into Common Stock (or any interest in Common Stock or any other security or instrument exercisable, convertible or exchangeable into Common Stock), or take any other action with the primary intention or effect of affecting the Purchase Price.

        Section 4.8 Approvals. (a) Within ten (10) business days of the execution of this Agreement, Buyer will, and will cause its representatives to, have substantially completed all filings required by governmental or quasi-governmental authorities and have executed substantially all documents, certifications, forms, etc., required by governmental or quasi-governmental authorities in order to obtain the Approvals, in each case to the extent capable of being filed or executed as of right within such ten (10) business day period pursuant to applicable statutes, rules and regulations and not dependent on the cooperation of parties not within Buyer's control. Buyer shall notify Seller in writing by telecopy of the satisfaction of the foregoing requirement within such ten (10) business day period.

        (b) Buyer shall provide Seller with prompt notice of any material requests or inquiries made of Buyer by governmental or quasi-governmental authorities related in any way to such approvals, including copies of any written request or inquiry served upon them by any governmental or quasi-governmental authority (subject to redaction of confidential information). Between the date hereof and the Closing Date, Buyer will use its reasonable best efforts to obtain the Approvals as promptly as practicable, and Seller will provide reasonable cooperation to Buyer with respect to same. The parties agree promptly to notify each other of all material developments of which they become aware with respect to the foregoing.

        Section 4.9 No Acquisitions. From the date hereof until the date the waiting period under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated, Buyer shall not, and shall cause its Affiliates not to, enter into or consummate any acquisition, investment or other transaction which would be reasonably likely to have an adverse effect on the waiting period under the HSR Act applicable to the transactions contemplated hereby expiring or terminating by December 5, 2003.

                                   ARTICLE V.
                                   TERMINATION

        Section 5.1 Termination. (a) This Agreement may be terminated at any time prior to the Closing:

                (i) by Buyer, by notice to Seller, if Seller has materially breached any of its agreements or obligations hereunder;

                (ii) by Seller, by notice to Buyer, if Buyer fails to satisfy its obligations under Section 4.8(a);

                (iii) by Seller, by notice to Buyer, if (x) Buyer has materially breached any of its agreements or obligations hereunder or
        (y) at any time after 11.59 p.m. on December 5, 2003, the New Jersey Casino Control Commission, the West Virginia State Lottery Commission or any other regulatory authority shall have publicly announced that it will not grant an approval or extension required by such authority in connection with the transactions contemplated hereby;

                (iv) by Seller, by notice to Buyer within five business days (which are not public holidays in New York or Italy) of December 5, 2003, if the Closing shall not have occurred by 11.59 p.m. on December 5, 2003 other than as a result of (i) a breach of a representation or warranty, or covenant or obligation of Seller contained in this Agreement or (ii) the conditions set forth in Section 2.2(a)(vi) and
        Section 2.2(b)(vi) not being satisfied without a breach by Buyer of its covenants and obligations set forth in Section 4.9; or

                (v) by Seller, by notice to Buyer, if the Closing shall not have occurred by December 5, 2003 as a result of the conditions set forth in Section 2.2(a)(vi) and Section 2.2(b)(vi) not being satisfied without a breach by Buyer of its covenants and obligations set forth in
        Section 4.9.

        (b) Consequences of Termination. In the event of the termination of this Agreement pursuant to Section 5.1(a), this Agreement shall thereafter cease to be of any force or effect, except to the extent that this Section 5.1(b),
Section 5.1(c) and Article VI (other than Sections 6.3, 6.5, 6.13 and 6.14) shall survive such termination, and thereafter no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof; provided, however, that this sentence shall not relieve a party from liability for any breach of this Agreement or any liability pursuant to Section 5.1(c), including without limitation any breach of Section 4.9.

        (c) Indemnification. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing. Each party agrees to indemnify, defend and hold harmless the other party, such other party's affiliates and their respective directors, officers, employees, successors, assigns, agents and representatives, from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys' fees, disbursements and related charges) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the indemnifying party contained in this Agreement or in any certificate delivered pursuant hereto. In the event this Agreement is terminated pursuant to clauses (ii), (iii) or (iv) of Section 5.1, then Buyer shall pay to Seller a termination payment equal to the sum of (i) an amount equal to all damages to which Seller is entitled at law or in equity as a result of the termination of this Agreement (without deduction or offset for the amount to which Seller is entitled pursuant to the following clause (ii)) and (ii) five million dollars ($5,000,000) (the "Termination Payment"). For the avoidance of doubt, in the event this Agreement is terminated pursuant to clauses (ii), (iii) or (iv) of Section 5.1, Seller shall not be entitled to receive any amounts from Buyer pursuant to this Section 5.1(c) in excess of the Termination Payment.

                                  ARTICLE VI.
                               FURTHER AGREEMENTS

        Section 6.1 Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by either party without the prior written consent of the other party hereto, except that Buyer shall be entitled to assign its rights hereunder to any one or more of its affiliates; provided that Buyer shall not thereby be relieved of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

        Section 6.2 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby ("Expenses") shall be paid by the party incurring such Expenses.

        Section 6.3 Publicity. Between the date hereof and the Closing Date, the parties agree to consult with each other and to coordinate the issuance of any press release or similar public announcement or communication relating to the execution or performance of this Agreement or to the transactions contemplated hereby.

        Section 6.4 Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto.

        Section 6.5 Cooperation. Subject to the terms and conditions of this Agreement, Seller and Buyer agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the terms of this Agreement and the transactions contemplated hereby.

        Section 6.6 Notices. Any notice, demand, election, request, consent or the communication required or permitted to be given hereunder shall be in writing and shall be effective (a) when personally delivered or delivered by telecopy on a business day during normal business hours at the address or number designated below or (b) on the business day following the date of mailing by overnight courier, fully prepaid, addressed to such address, whichever shall first occur. The addressed for such communications shall be:

                  If to Buyer:          Mafco Holdings Inc.
                                        35 East 62nd Street
                                        New York, New York 10021
                                        Telecopy:    (212) 572-5056
                                        Attention:   Barry F. Schwartz

                  with a copy to:       Wachtell, Lipton, Rosen & Katz
                                        51 West 52nd Street
                                        New York, New York 10019
                                        Telecopy:    (212) 403-2000
                                        Attention:   Adam O. Emmerich
                                                     Trevor S. Norwitz

                  If to Seller:         Cirmatica Gaming, S.A.
                                        Rambla De Catalunya 16, 4(degree), 2a
                                        Barcelona, Spain
                                        Telecopy:    (01139) 02 621 3241
                                        Attention:   Jaime Hernandez Guillem

                  with a copy to:       Latham & Watkins
                                        99 Bishopsgate
                                        London EC2M 3XF
                                        United Kingdom
                                        Telecopy:    (01144) 20 7374 4460
                                        Attention:   Michael S. Immordino

Any party hereto may from time to time change its address for notices under this
Section 6.6 by giving notice of such changed address to the other parties hereto.

        Section 6.7 Submission to Jurisdiction; Consent to Service of Process. With respect to any claim arising out of this Agreement, Seller and Buyer each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and the Company and agrees that any disputes that may arise out of this Agreement shall be litigated in such Courts, Seller and Buyer each irrevocably waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party. Seller and Buyer each agrees that service of process upon it in any such suit, action or proceeding shall be deemed in every respect effective service of process upon it if given in the manner set forth in Section 6.6. Seller and Buyer each waives the right to a trial by jury in connection with ay dispute arising out of this letter agreement.

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        Section 6.8     Interpretation. The headings contained in this Agreement
are for convenience only and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

        Section 6.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

        Section 6.10 Entire Agreement. This Agreement, together with the Existing Agreements, contains the entire agreement and understanding between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings relating thereto.

        Section 6.11 Severability. If any term, provision, covenant or restriction of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal, void or unenforceable in any respect by a court of competent jurisdiction, the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, unless such invalidity, illegality, voidness or unenforceability would substantially impair the benefits of such remaining provisions of any party hereto.

        Section 6.12 Waivers. No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party or exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

        Section 6.13 Specific Enforcement. Seller and Buyer acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled by law or equity.

        Section 6.14    Third Party Beneficiaries. The Releases provided for in
Section 4.3 of this Agreement are also for the benefit of and are intended to confer third party beneficiary rights in favor of the Covered Persons (as defined in such Releases in the forms attached hereto).

        Section 6.15 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF INTERESTS RULES OF SUCH STATE).

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                        MAFCO HOLDINGS INC.


                                        By:  /s/ Barry F. Schwartz
                                           -------------------------------------
                                        Name: Barry F. Schwartz
                                        Title: Executive Vice President and
                                               General Counsel


                                        CIRMATICA GAMING, S.A.


                                        By:  /s/ Rosario Bifulco
                                           -------------------------------------
                                        Name: Rosario Bifulco
                                        Title: Director




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